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                                                                   EXHIBIT 10.2

                              CREDIT AGREEMENT



                                    among



                        PULITZER PUBLISHING COMPANY,



             THE LENDING INSTITUTIONS PARTY HERETO, as Lenders,



                                     and



                     THE FIRST NATIONAL BANK OF CHICAGO,
                                  as Agent,



                                 dated as of
                                July 1, 1996


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                              TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I.   DEFINITIONS ............................................         1


ARTICLE II.  THE CREDITS ............................................        14

        2.1.    Commitment ..........................................        14
        2.2.    Required Payments; Termination ......................        14
        2.3.    Ratable Loans .......................................        14
        2.4.    Types of Advances ...................................        14
        2.5.    Facility Fee; Reductions in Aggregate Commitment ....        14
        2.6.    Minimum Amount of Each Advance ......................        14
        2.7.    Optional Principal Payments .........................        15
        2.8.    Method of Selecting Types and Interest Periods for
                New Advances ........................................        15
        2.9.    Conversion and Continuation of Outstanding Advances..        15
        2.10.   Changes in Interest Rate, etc. ......................        16
        2.11.   Rates Applicable After Default ......................        16
        2.12.   Method of Payment ...................................        17
        2.13.   Notes; Telephonic Notices ...........................        17
        2.14.   Interest Payment Dates; Interest and Fee Basis ......        17
        2.15.   Notification of Advances, Interest Rates, Prepayments
                and Commitment  Reductions ..........................        18
        2.16.   Lending Installations ...............................        18
        2.17.   Non-Receipt of Funds by the Agent ...................        18


ARTICLE III.   CHANGE IN CIRCUMSTANCES ..............................        19

        3.1.    Yield Protection ....................................        19
        3.2.    Changes in Capital Adequacy Regulations .............        19
        3.3.    Availability of Types of Advances ...................        20
        3.4.    Funding Indemnification .............................        20
        3.5.    Lender Statements; Survival of Indemnity ............        20


ARTICLE IV.   CONDITIONS PRECEDENT; WITHHOLDING TAX EXEMPTION .......        21

        4.1.    Initial Advance .....................................        21
        4.2.    Each Advance ........................................        23
        4.3.    Withholding Tax Exemption ...........................        23


ARTICLE V.   REPRESENTATIONS AND WARRANTIES .........................        24

        5.1.    Corporate Existence and Standing ....................        24

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        5.2.    Authorization and Validity ............................      24
        5.3.    No Conflict; Government Consent .......................      24
        5.4.    Financial Statements ..................................      25
        5.5.    Material Adverse Change ...............................      25
        5.6.    Taxes .................................................      25
        5.7.    Litigation and Contingent Obligations .................      25
        5.8.    Subsidiaries ..........................................      25
        5.9.    ERISA .................................................      26
        5.10.   Accuracy of Information ...............................      26
        5.11.   Regulation U ..........................................      26
        5.12.   Material Agreements ...................................      26
        5.13.   Compliance With Laws ..................................      26
        5.14.   Ownership of Properties ...............................      26
        5.17.   Investment Company Act ................................      27
        5.18.   Public Utility Holding Company Act ....................      27
        5.19.   Solvency ..............................................      27


ARTICLE VI.   COVENANTS ...............................................      28

        6.1.    Financial Reporting ...................................      28
        6.2.    Use of Proceeds .......................................      30
        6.3.    Notice of Default .....................................      30
        6.4.    Conduct of Business ...................................      30
        6.5.    Taxes .................................................      30
        6.6.    Insurance .............................................      30
        6.7.    Maintenance of Properties .............................      31
        6.8.    Inspection ............................................      31
        6.9.    Equal Security ........................................      31
        6.10.   Compliance with Laws ..................................      31
        6.11.   Patents, Trade Marks and Trade Names ..................      31
        6.12.   Dividends .............................................      32
        6.13.   Liens .................................................      32
        6.14.   Indebtedness ..........................................      33
        6.15.   Loans, Advances and Investments .......................      34
        6.16.   Sale of Assets ........................................      36
        6.17.   Sale and Leaseback ....................................      37
        6.18.   Lease Rentals .........................................      37
        6.19.   Merger ................................................      37
        6.20.   Affiliates ............................................      37
        6.21.   Sale of Stock and Indebtedness of Subsidiaries ........      38
        6.22.   Subsidiary Guarantees .................................      38
        6.23.   Issuance of Stock by Subsidiaries .....................      38
        6.24.   Other Indebtedness ....................................      39
        6.25.   Leverage Ratio ........................................      39
        6.26.   Current Ratio .........................................      39


ARTICLE VII.   DEFAULTS ...............................................      39

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ARTICLE VIII.   ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES                42

        8.1.    Acceleration .............................................    42
        8.2.    Amendments ...............................................    43
        8.3.    Preservation of Rights ...................................    43


ARTICLE IX.   GENERAL PROVISIONS .........................................    44

        9.1.    Survival of Representations ..............................    44
        9.2.    Governmental Regulation ..................................    44
        9.3.    Taxes ....................................................    44
        9.4.    Headings .................................................    44
        9.5.    Entire Agreement .........................................    44
        9.6.    Several Obligations; Benefits of this Agreement ..........    44
        9.7.    Expenses; Indemnification ................................    44
        9.8.    Numbers of Documents .....................................    45
        9.9.    Accounting ...............................................    45
        9.10.   Severability of Provisions ...............................    45
        9.11.   Nonliability of Lenders ..................................    45
        9.12.   Confidentiality ..........................................    46
        9.13.   Nonreliance ..............................................    46


ARTICLE X.   THE AGENT ...................................................    46

        10.1.   Appointment; Nature of Relationship ......................    46
        10.2.   Powers ...................................................    47
        10.3.   General Immunity .........................................    47
        10.4.   No Responsibility for Loans, Recitals, etc. ..............    47
        10.5.   Action on Instructions of Lenders ........................    47
        10.6.   Employment of Agents and Counsel .........................    48
        10.7.   Reliance on Documents; Counsel ...........................    48
        10.8.   Agent's Reimbursement and Indemnification ................    48
        10.9.   Notice of Default ........................................    48
        10.10.  Rights as a Lender .......................................    48
        10.11.  Lender Credit Decision ...................................    49
        10.12.  Successor Agent ..........................................    49
        10.13.  Agent's Fee ..............................................    49


ARTICLE XI.   SETOFF; RATABLE PAYMENTS ...................................    50

        11.1.   Setoff ...................................................    50
        11.2.   Ratable Payments .........................................    50


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ARTICLE XII.   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS              50

        12.1.   Successors and Assigns ...................................    50
        12.2.   Participations ...........................................    51
                12.2.1. Permitted Participants; Effect ...................    51
                12.2.2. Voting Rights ....................................    51
                12.2.3. Benefit of Setoff ................................    51
        12.3.   Assignments ..............................................    52
                12.3.1. Permitted Assignments ............................    52
                12.3.2. Effect; Effective Date ...........................    52
        12.4.   Dissemination of Information .............................    53
        12.5.   Tax Treatment ............................................    53


ARTICLE XIII.   NOTICES ..................................................    53

        13.1.   Notices ..................................................    53
        13.2.   Change of Address ........................................    53


ARTICLE XIV.   COUNTERPARTS ..............................................    54


ARTICLE XV.   CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF
               JURY TRIAL ................................................    54

        15.1.   Choice of Law ............................................    54
        15.2.   Consent to Jurisdiction ..................................    54
        15.3.   Waiver of Jury Trial .....................................    55



                                   EXHIBITS


EXHIBIT "A"     -       Note .............................................    59
EXHIBIT "B"     -       Forms of Opinions ................................    61
EXHIBIT "C"     -       Compliance Certificate ...........................    62
EXHIBIT "D"     -       Amendment to 1993 Note Agreement .................    67
EXHIBIT "E"     -       Assignment Agreement .............................    68
EXHIBIT "F"     -       Loan/Credit Related Money Transfer Instruction ...    77



                                  SCHEDULES


SCHEDULE "1"    -       Subsidiaries and Other Investments ...............    78
SCHEDULE "2"    -       Indebtedness and Liens ...........................    79



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SCHEDULE "3"    -       Litigation ......................................     80
SCHEDULE "4"    -       Transactions with Affiliates ....................     81




















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                         PULITZER PUBLISHING COMPANY
                              CREDIT AGREEMENT

        This Agreement, dated as of July 1, 1996, is among Pulitzer Publishing Company, the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

        As used in this Agreement:

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        "Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

        "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

        "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

        "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.


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        "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Authorizations" means all approvals, orders, authorizations, consents, franchises, licenses, certificates and permits from, the FCC, applicable PUCs, and other federal, state and local regulatory or governmental bodies and authorities, including any subdivision thereof.

        "Authorized Officer" means any of the President, any Vice President, Treasurer or Controller of the Borrower, acting singly.

        "Borrower" means Pulitzer Publishing Company, a Delaware corporation, and its successors and assigns.

        "Borrowing Date" means a date on which an Advance is made hereunder.

        "Borrowing Notice" is defined in Section 2.8.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and
(ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

        "Capitalization" means the sum of Consolidated Tangible Net Worth plus Consolidated Funded Debt.

        "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Commitment" means, for each Lender, the obligation of such Lender to make Loans

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not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

        "Condemnation" is defined in Section 7.8.

        "Consolidated Current Assets" means the current assets of the Borrower and its Subsidiaries, all consolidated in accordance with generally accepted accounting principles, provided that there shall not be included in Consolidated Current Assets (i) any loans or advances made by the Borrower or any Subsidiary except the current portion of (A) travel and other like advances to officers and employees in the ordinary course of business and (B) amounts outstanding under the Subordinated Loan Agreement dated March 21, 1996 between the Borrower and Civic Parking, L.L.C., or (ii) any assets located outside (including any amounts payable by Persons located outside) the United States of America and Canada.

        "Consolidated Current Liabilities" means the current liabilities of the Borrower and its Subsidiaries, all consolidated in accordance with generally accepted accounting principles.

        "Consolidated Funded Debt" means the Funded Debt of the Borrower and its Subsidiaries all consolidated in accordance with generally accepted accounting principles.

        "Consolidated Net Earnings" means consolidated gross revenues of the Borrower and its Subsidiaries less all operating and non-operating expenses of the Borrower and its Subsidiaries including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) in excess of an aggregate amount of $500,000 in any one year, any gains resulting from the write-up of assets, any equity of the Borrower or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary or any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary; all determined in accordance with generally accepted accounting principles.

        "Consolidated Net Earnings Available for Restricted Payments" means an amount equal to (1) the sum of (a) $10,000,000 plus (b) 75% (or minus 100% in case of a deficit) of Consolidated Net Earnings for the period (taken as one accounting period) commencing on January 1, 1993, and terminating at the end of the last fiscal quarter preceding the date of any proposed Restricted Payment, less (2) the sum of (a) the amount of all dividends and other distributions paid or declared by the Borrower on any class of the Borrower's stock after December 31, 1992, (b) the excess of the aggregate amount expended, directly or indirectly, after December 31, 1992, for the redemption, purchase or other acquisition by the Borrower or any Subsidiary of any shares of the Borrower's stock over the aggregate amount received after December 31, 1992 as the net cash proceeds of the sale of any shares of its Stock and (c) the aggregate amount of all Excess Investments.

        "Consolidated Tangible Net Worth" means the excess of (a) the sum of
(i) the par value

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(or value stated on the books of the Borrower) of the capital stock of all classes of the  Borrower, plus (or minus in the case of a surplus deficit)
(ii) the amount of consolidated surplus, whether capital or earned, of the Borrower and its Subsidiaries, over (b) the sum of (i) treasury stock and (ii) intangibles (except for (A) goodwill existing as of December 31, 1992, (B) network contracts, (C) FCC licenses, (D) goodwill associated with the acquisition of substantially all of the operating assets of each of WESH in Daytona Beach, Florida and KCCI- TV in Des Moines, Iowa), writeups of assets after December 31, 1992, and (E) goodwill associated with the Scripps Acquisition (excluding revaluation of assets pursuant to acquisitions of companies or assets and any revaluation authorized by then generally accepted accounting principles); all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles (including making appropriate deductions for minority interests, if any, in Subsidiaries).

        "Consolidated Total Assets" means the total assets of the Borrower and its Subsidiaries, all consolidated in accordance with generally accepted accounting principles.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

        "Conversion/Continuation Notice" is defined in Section 2.9.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

        "Current Debt" means any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of the creation thereof; provided that any obligation shall be treated as Funded Debt, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar, obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Borrower or any Subsidiary shall be deemed to be Funded or Current Debt, as the case may be, of the Borrower or such Subsidiary even though such obligation shall not be assumed by the Borrower or such Subsidiary.

        "Default" means an event described in Article VII.

                                   Page 4

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        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period.

        "Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) .225% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

        "Excess Investments" means all loans and advances to, and investments in the stock, obligations and securities of, and capital contributions to, any Person made by the Borrower or any Subsidiary, to the extent such loan, advance, investment or contribution is not, when made, permitted by Section
6.15 (other than by reason of clause (xiii) thereof).

        "Facility Termination Date" means July 2, 2001.

        "FCC" means the Federal Communications Commission or any other regulatory body which succeeds to the functions of the Federal Communications Commission.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

                                   Page 5
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        "First Chicago" means The First National Bank of Chicago in its individual capacity,  and its successors.

        "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day changing when and as the Alternate Base Rate changes.

        "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

        "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

        "Funded Debt" means and includes without duplication:

                (i) all obligations for borrowed money or obligations represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid payable more than one year from the date of the creation thereof or renewable or refundable by the terms thereof at the option of the obligor with respect thereto for a period or periods which, together with the original term thereof, aggregate more than one year and any such obligation, regardless of its term, if such obligation is renewable (subject to conditions as to which the borrower is in compliance at the time of such determination) pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation or of any such agreement,

                (ii)    Capitalized Lease Obligations,

                (iii) Indebtedness secured by any Lien existing on property owned by the Borrower or any Subsidiary subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the Borrower or any Subsidiary,

                (iv) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

                (v) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debt, dividends or expenses,

                (vi) obligations under any contract for the purchase of materials, supplies or other Property from any Person if such contract (or any related document) requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered,

                (vii) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation

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         to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor,

                (viii) obligations under any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person, and

                (ix) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

provided, however, that Funded Debt shall not include loans, advances and capital contributions by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or another Subsidiary or a guarantee of the obligations of a Subsidiary under an executory contract to purchase or sell a business.

        "Indebtedness" means of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (c) all Capitalized Lease Obligations of such Person, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

        "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

        "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

        "Leverage Ratio" means, as at the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as at the last day of such fiscal quarter to (b) Operating Cash Flow for the twelve-month period then ending.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

        "Loan Documents" means this Agreement and the Notes.

        "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "1993 Note Agreement" means that certain Note Agreement by and between the Borrower and The Prudential Insurance Company of America dated as of June 30, 1993 regarding $50,000,000 6.76% Series A Notes due August 1, 2001 and $50,000,000 7.22% Series B Notes due August 1, 2005.

        "1996 Note Agreement" means that certain Note Agreement by and between the Borrower and The Prudential Insurance Company of America dated as of July 1, 1996 regarding $85,000,000 7.86% Senior Notes due July 25, 2008.

        "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

        "Note Agreements" means, collectively, the 1993 Note Agreement and the 1996 Note Agreement.

        "Notice of Assignment" is defined in Section 12.3.2.

        "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

        "Operating Cash Flow" means, for any period of determination thereof, the sum of (a) pre-tax income or deficit, as the case may be (excluding extraordinary gains and losses and interest income), (b) interest expense, and
(c) depreciation and amortization, and all other non-cash charges (to the extent deducted in determining net income or deficit), all calculated for the Borrower and its Subsidiaries on a trailing twelve-month basis, after giving effect to any acquisitions and dispositions of assets of the Borrower and its Subsidiaries made during such period as if made on the first day of such period.

        "Operating Income" means operating income of the Borrower and its Subsidiaries, after giving effect to agency adjustments, as set forth on the Borrower's consolidated financial statements in accordance with generally accepted accounting principles.

        "Participants" is defined in Section 12.2.1.

        "Payment Date" means the last day of each March, June, September, and December.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Acquisition" means any Acquisition or series of related Acquisitions of equity or assets which has or have been approved and recommended by the board of directors or equivalent governing body of the entity to be acquired or the entity the assets of which are to be acquired.

        "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Priority Debt" means the aggregate amount of all secured Indebtedness of the Borrower plus all secured and unsecured Indebtedness of Subsidiaries.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        "PUC" means a state public utility commission or analogous state or local regulatory or governmental authority.

        "Purchase Agreement" means that certain Stock Purchase Agreement by and among the Borrower and the Sellers dated as of May 4, 1996 setting forth the terms and conditions of the Scripps Acquisition, as amended through July 1, 1996.

        "Purchasers" is defined in Section 12.3.1.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section
302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

        "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "Restricted Payments" is defined in Section 6.12.

        "Scripps Acquisition" means the Acquisition by the Borrower of certain newspaper properties from the Sellers pursuant to the Purchase Agreement.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Sellers" means, collectively, Mr. Edward W. Scripps, Mrs. Betty Knight Scripps, and The Edward W. Scripps and Betty Knight Scripps Charitable Remainder Unitrust.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned
or controlled.   Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a  Subsidiary of the Borrower.

        "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

        "Transferee" is defined in Section 12.4.

        "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                 ARTICLE II

                                 THE CREDITS


        2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

        2.2. Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

        2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

        2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

        2.5. Facility Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee of
 .10% per annum on such Lender's Commitment without regard to usage from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

        2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

        2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon three Business Days' prior notice to the Agent. The Borrower may, subject to Section 3.4, from time to time pay, without penalty or premium, any outstanding Eurodollar Advance upon three Business Days' prior notice to the Agent.

        2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                (ii)    the aggregate amount of such Advance,

                (iii)   the Type of Advance selected, and

                (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

        2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (unless paid in accordance with Section 2.7 ) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall (unless paid in accordance with Section 2.7) continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

                (i) the requested date which shall be a Business Day, of such conversion or continuation,

                (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

                (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

        2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

        2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that
(i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

        2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

        2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized

Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at
maturity.   Interest accrued on each Eurodollar Advance having an Interest
Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-or, where appropriate, 366-day year. Interest on Eurodollar Advances and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

        2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

        2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.



                                 ARTICLE III

                           CHANGE IN CIRCUMSTANCES


        3.1. Yield Protection. If after the date of this Agreement any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal or state taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

                (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

        3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means
(i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3. Availability of Types of Advances. If any Lender determines that maintenance of any of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be, at the Borrower's election, either repaid or converted to an unaffected Type of Advance; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Eurodollar Advances are not available, the Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Eurodollar Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination.

        3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

        3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                 ARTICLE IV

               CONDITIONS PRECEDENT; WITHHOLDING TAX EXEMPTION


        4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

  (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

  (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

  (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

  (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

  (v) Written opinions of counsel to the Borrower and counsel to the Sellers, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

  (vi)   Notes payable to the order of each of the Lenders.

  (vii) A copy of the Purchase Agreement, in form and substance satisfactory to the Lenders, certified as true and correct and in full force and effect as of the initial Borrowing Date by the Secretary or Assistant Secretary of the Borrower.

  (viii) Evidence satisfactory to the Lenders that the Borrower's and the Seller's respective directors and (if necessary) shareholders shall have approved the Scripps Acquisition, that all regulatory and legal approvals for the Scripps Acquisition have been obtained, and that all conditions to the consummation of the Scripps Acquisition (other than the making of the initial Advances hereunder and the application of the proceeds thereof) have been satisfied.

  (ix) Evidence satisfactory to the Lenders that, upon giving effect to the proceeds of the initial borrowing hereunder, the Scripps Acquisition shall have been consummated.

  (x) A Compliance Certificate setting forth calculations on a pro forma basis giving effect to the Scripps Acquisition and the initial borrowing hereunder, together with such other information as the Agent may request to confirm the assumptions made in such pro forma Compliance Certificate.

  (xi) An amendment to the 1993 Note Agreement in the form of Exhibit "D" attached hereto duly executed by the parties thereto.

  (xii) A copy of the 1996 Note Agreement, in form and substance satisfactory to the Required Lenders, certified as true and correct and in full force and effect by the Secretary or Assistant Secretary of the Borrower.

  (xiii) Payment of all fees due and owing to the Agent and the Lenders as at the effective date of this Agreement.

  (xiv) Written money transfer instructions, in substantially the form of Exhibit "F" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

  (xv) Such other documents as any Lender or its counsel may have reasonably requested.

        4.2. Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

  (i)    There exists no Default or Unmatured Default.

  (ii)   The representations and warranties contained in
         Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

  (iii) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

        Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit "C" hereto as a condition to making an Advance.

        4.3. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


                                  ARTICLE V

                       REPRESENTATIONS AND WARRANTIES


        The Borrower represents and warrants to the Lenders that:

        5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

        5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except, in each of the foregoing cases, such violations as could not reasonably be expected to have a Material Adverse Effect, or (b) result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

        5.4. Financial Statements. The December 31, 1995 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

        5.5. Material Adverse Change. Since December 31, 1995, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

        5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1992. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7. Litigation and Contingent Obligations. Except as set forth on Schedule "3" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8. Subsidiaries. Schedule "1" hereto contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

        5.9. ERISA. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Borrower or any of its Subsidiaries which is or would be materially adverse to the Borrower and its Subsidiaries taken as a whole.

        5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

        5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing material Indebtedness.

        5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply could reasonably be expected to have a Material Adverse Effect.

        5.14. Ownership of Properties. Except as set forth on Schedule "2" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.13, to all of the Property and assets reflected in the financial statements as owned by it.

        5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R.
Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code); and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the

Borrower has reasonably concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

        5.17. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.19. Solvency. (i) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans (including, without limitation, the consummation of the Scripps Acquisition), (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

        (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.



                                 ARTICLE VI

                                  COVENANTS


        During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
                                   Page 23

        6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

  (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report by independent certified public accountants of recognized standing prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, a related statement of income and statement of stockholders' equity, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their audit of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

  (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and a consolidated and consolidating statement of income and statement of stockholders' equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a senior financial officer of the Borrower.

  (iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit "C" hereto signed by a senior financial officer of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

  (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

  (v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a senior financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

  (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

  (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

  (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, all material reports that the Borrower or any Subsidiary files with any PUC, and all reports the Borrower or any Subsidiary files with the FCC pertaining to any of the following: revocation of a license, denial of an application for renewal of a license, grant of a license renewal for less than a full term, proposed imposition of a forfeiture or fine, letter of admonition or imposition of a special reporting condition, institution of any order or proceeding against the Borrower or any Subsidiary, or any matter directly affecting the Borrower's ability to comply with the terms of this Agreement.

  (ix) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

        6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to finance the Scripps Acquisition, for general corporate purposes (including Permitted Acquisitions in each case for aggregate consideration not in excess of $10,000,000), and to repay outstanding Advances. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U), to make any other Acquisition, or to prepay any Indebtedness under or pursuant to the Note Agreements or the notes issued thereunder.

        6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default.

        6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except as provided in Sections 6.15, 6.16, 6.17, and 6.19, and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

        6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

        6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

        6.7. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements, that the failure to do or make could reasonably be expected to have a Material Adverse Effect.

        6.8. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

        6.9. Equal Security. If the Borrower or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.13, the Borrower will, and will cause each Subsidiary to, make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured, so long as any such other Indebtedness shall be so secured.

        6.10. Compliance with Laws. The Borrower will and will cause each Subsidiary to be in material compliance with all laws and regulations (including, but not limited to, those relating to equal employment opportunity and employee health and safety) which are now in effect or may be legally imposed in the future in any jurisdiction in which the Borrower and any Subsidiary is doing business other than those laws and regulations which the Borrower or such Subsidiary is contesting in good faith by appropriate proceedings; provided, however, (a) the Borrower or such Subsidiary continues to operate any affected business free of any requirement to escrow or sequester any material amount of such business' profits or revenues pending resolution of such proceedings, or (b) any non-compliance with any law or regulation could not reasonably be expected to have a Material Adverse Effect.

        6.11. Patents, Trade Marks and Trade Names. The Borrower will and will cause each Subsidiary to continue to own, or hold licenses for the use of, all copyrights, franchises, licenses, marketing rights, patents, service marks, trade marks, trade names, and rights in any of the foregoing, as in the aggregate are necessary for the conduct of its business in the manner in which such business is being conducted as of the date hereof except where failure to continue to own or hold such licenses could not reasonably be expected to have a Material Adverse Effect.

        6.12. Dividends. The Borrower will not pay or declare any dividend on any class of its stock at any time after the date hereof or make any other distribution on account of any class of its stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock, or make, or permit any Subsidiary to make, any Excess Investments (all of the foregoing being herein called "Restricted Payments") except out of Consolidated Net Earnings Available for Restricted Payments. There shall not be included in Restricted Payments or in any computation of Consolidated Net Earnings Available for Restricted Payments: (x) dividends paid, or distributions made, in stock of the Borrower or (y) exchanges or conversions of stock of one or more classes of the Borrower, except to the extent that cash or other value is involved in such exchange or conversion. The term "stock" as used in this
Section 6.12 shall include warrants or options to purchase stock.

        6.13. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 6.9), except:

                (i) Liens on Property of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule "2" hereto,

                (ii) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in accordance with generally accepted accounting principles,

                (iii) other Liens which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the use of such Property in the operation of the business of the Borrower and its Subsidiaries, or materially detract from the value of such Property for the purpose of the business of the Borrower and its Subsidiaries, taken as a whole,

                (iv) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to the Borrower or another Subsidiary,

                (v) any Lien existing on any Property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any Property acquired by the Borrower or any Subsidiary through purchase, merger, or consolidation or otherwise, whether or not assumed by the Borrower or such Subsidiary, or placed upon Property at the time of acquisition, construction or improvement by the Borrower or any Subsidiary to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price or cost thereof or placed after acquisition upon Property acquired, constructed or improved by the Borrower or any Subsidiary after the date of this Agreement, provided that any such Lien shall not encumber any other Property of the Borrower or such Subsidiary,

                (vi) Liens on Property owned or leased by the Borrower or a Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure pollution control or industrial revenue bonds) to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens,

                (vii) any Liens renewing, extending or refunding any Lien permitted by clauses (i), (v) and (vi) above, provided that the principal amount secured is not increased and the Lien is not extended to other Property, and

                (viii) any other Lien which secures any Indebtedness, provided that the aggregate principal amount of such Indebtedness together with all other Indebtedness of the Borrower and its Subsidiaries secured by all Liens which would be permitted under the foregoing provisions, (including, any such Indebtedness permitted to be secured under clauses (i) through (vii) above), together with all other Priority Debt, does not exceed 15% of Capitalization and does not exceed the limitations imposed in clause (iii) of Section 6.14.

Notwithstanding the foregoing, the Borrower will not and will not permit any Subsidiary to create, assume or suffer to exist at any time any Lien securing the obligations of the Borrower under the Note Agreements upon any of its Property, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of Section 6.9).

        6.14. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume, guarantee or in any way become liable for any Funded Debt except:

                (i)     Funded Debt represented by the Obligations,

                (ii) Funded Debt existing and outstanding as of the date of this Agreement, as set forth on Schedule "2" attached hereto,

                (iii) additional Funded Debt of the Borrower if at the time it is incurred and after giving effect thereto and to the concurrent retirement of any Funded Debt, the Borrower would be in compliance with the provisions of Section 6.25, and

                (iv) additional Funded Debt of any Subsidiary, provided that the aggregate principal amount of such Indebtedness of all Subsidiaries under this clause (iv) together with all other Priority Debt does not exceed 15% of Capitalization and provided that the principal amount of such Indebtedness together with all other Indebtedness of the Borrower does not exceed the limitations imposed by the provisions of clause (iii) above.

        6.15. Loans, Advances and Investments. The Borrower will not, nor will it permit any Subsidiary to, make, or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to, any Person; except that the Borrower or any Subsidiary may:

                (i) make or permit to remain outstanding loans, advances or capital contributions to any Subsidiary,

                (ii) permit or permit to remain outstanding any loans, advances or capital contributions from any Subsidiary to the Borrower or any other Subsidiary,

                (iii) own, purchase or acquire stock, obligations or securities of a Subsidiary or a Person which immediately after such purchase or acquisition will be a Subsidiary,

                (iv) make and permit to remain outstanding investments in notes receivable which are received pursuant to (x) the sale of all or substantially all of a business or operations but only to the extent that such sale proceeds are not required to be applied in accordance with paragraph 5D of each of the Note Agreements as in effect on the date of this Agreement, or (y) the sale of used equipment in the ordinary course of business but only to the extent that the aggregate uncollected amount thereof does not exceed $500,000,

                (v) make and permit to remain outstanding loans, advances and other investments in any business principally engaged in publishing or broadcasting (including without limitation cable television and point-to-point transmission of programming) provided that all such loans, advances and other investments to or in entities which are not Subsidiaries do not in the aggregate exceed 10% of Capitalization and provided that no such loan, advance or investment shall be made unless immediately thereafter the Borrower could incur at least one dollar of Consolidated Funded Debt without violating any of the terms of this Agreement,

                (vi) make and permit to remain outstanding loans, advances and other investments received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary,

                (vii) own, purchase or acquire commercial paper issued by any corporation or bankers' acceptances issued by any member bank of the Federal Reserve System, in either case, maturing within one year of the date of purchase and rated, by at least two of Standard and Poor's Ratings Group, Moody's Investors Service, Inc., and Fitch Investors Service, L.P., "A-1", "P-1" and "F-1", respectively, and payable in the United States in United States dollars,

                (viii) own, purchase or acquire certificates of deposit in member banks of the Federal Reserve System (each having capital resources in excess of $75,000,000) or certificates of deposit in an aggregate amount not to exceed $2,000,000 in banks having capital resources of less than $75,000,000), all due within one year from the date of original issue thereof and payable in the United States in United States dollars,

                (ix) own, purchase or acquire repurchase agreements of member banks of the Federal Reserve System (each having capital resources in excess of $75,000,000) for terms of less than one year in respect of the foregoing certificates and obligations,

                (x) own, purchase or acquire obligations of the United States Government or any agency thereof,

                (xi) own, purchase or acquire obligations guaranteed by the United States Government or any agency thereof,

                (xii) investments in stocks of investment companies registered under the Investment Company Act of 1940 which invest primarily in obligations of the type described in clauses (vii),
         (viii), (ix), (x), (xi) or (xviii) above, provided that any such investment company shall have an aggregate net asset value of not less than $500,000,000,

                (xiii) make or permit to remain outstanding Excess Investments to the extent permitted by Section 6.12,

                (xiv) endorse negotiable instruments for collection in the ordinary course of business,

                (xv) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business,

                (xvi) make or permit to remain outstanding investments in demand deposit accounts maintained by the Borrower or any Subsidiary in the ordinary course of its business,

                (xvii) make or permit to remain outstanding investments consisting of Eurodollar time deposits, maturing within 90 days after the making thereof, with any branch of a United States commercial bank having capital and surplus of not less than $1 billion in the aggregate,

                (xviii) make or permit to remain outstanding investments in municipal obligations having a rating of "MIG-1" by Moody's Investors Service, Inc., or "SP-1" by Standard and Poor's Ratings Group,

                (xix) permit to remain outstanding investments of the Borrower and its Subsidiaries set forth on Schedule "1" and, so long as the Borrower maintains an ownership interest therein, additional loans, advances and capital contributions consistent with past practices of the Borrower, and

                (xx) make, or permit to remain outstanding, any other loan or advance to, or own, purchase or acquire any other stock, obligations or securities of, or any other interest in, or make any other capital contribution to any Person, provided that the aggregate amount thereof does not exceed $5,000,000.

        6.16. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, sell or dispose of capital assets (including capital stock) outside the ordinary course of business if the aggregate of capital assets so sold or disposed of in any fiscal year involves assets totaling 10% or more of Consolidated Total Assets at the beginning of such fiscal year or has contributed 10% or more of Operating Income for the three fiscal years then most recently ended, taken as one accounting period (or for such shorter period during which such assets were owned by the Borrower or a Subsidiary) unless such sale or disposition is required to be made by an order issued by the FCC and either (a) the net proceeds (including the cash value of any securities received but deducting all expenses of sale and sales and transfer taxes and applicable Federal and state income taxes) from such sale or disposition are within 24 months from receipt (or such longer period during which approval by the FCC is pending and not final) invested in businesses substantially similar to any line of business in which the Borrower or any Subsidiary has been continuously engaged since the date of issuance of the Notes or (b) no later than 24 months after receipt of such net proceeds the Borrower makes such proceeds available as a prepayment ratably to the Lenders and the holders of the "Notes" under (and as defined in) the Note Agreements in accordance with the terms of paragraph 5D of each of the Note Agreements as in effect on the date of this Agreement.

        6.17. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing or other similar arrangement by the Borrower or any Subsidiary of real or personal property used by the Borrower or any Subsidiary in the operations of the Borrower or any Subsidiary, which has been or is sold or transferred by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Borrower or such Subsidiary, except that the Borrower may enter into sale and leaseback transactions involving newspaper or television equipment or facilities acquired after the initial Borrowing Date if (a) such arrangement shall be for a period of less than three years by the end of which the use of such property by the lessee will be discontinued, (b) the net proceeds of such sale are applied to the retirement of Funded Debt, (c) the net proceeds of the sale are used to purchase other property having a value at least equal to such net proceeds, (d) the property immediately prior to such sale could have been subjected to a Lien securing Funded Debt in an amount equal to such net proceeds and which Lien would be permitted by clause (viii) of Section 6.13, or (e) the transaction represents a sale by a Subsidiary to the Borrower or another Subsidiary or by the Borrower to a Subsidiary.

        6.18. Lease Rentals. The Borrower will not, nor will it permit any Subsidiary to, enter into or renew any agreement to rent or lease (as lessee) any real or personal property (other than office space, computer or office equipment or vehicles) having an initial term (including any options to renew or extend any term, whether or not exercised) of more than three years if net annual payments pursuant to all such leases (including those made prior to the date of this Agreement) in effect immediately thereafter would exceed 3% of Capitalization, provided that there shall be excluded from the foregoing limitations and calculations any Capitalized Lease Obligation.

        6.19. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

                (i) any Subsidiary may merge or consolidate with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any one or more other Subsidiaries or, subject to the provisions of Section 6.21, any other corporation (provided that upon such merger or consolidation the Borrower shall be in compliance with all the terms and provisions of this Agreement), and

                (ii) the Borrower may merge or consolidate with any corporation, provided that such merger or consolidation would not cause a Change in Control.

        6.20. Affiliates. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any Property, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the Borrower's and each Subsidiary's business, as the case may be, and upon fair and reasonable terms that are no less favorable to the Borrower and the Subsidiaries, as the case may be, than those which might be obtained in an arm's length transaction with a Person not an Affiliate; provided, however, that for purposes hereof, any payments made pursuant to the agreements set forth on Schedule "4" shall not be considered transactions subject to this Section 6.20, copies of such agreements having been previously delivered to you.

        6.21. Sale of Stock and Indebtedness of Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock or Funded or Current Debt of any Subsidiary, except to the Borrower or another Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to the Borrower or any Subsidiary may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Borrower) at the time of sale of the shares of stock and Indebtedness so sold, provided that the assets of such Subsidiary do not constitute more than 10% of Consolidated Total Assets at the beginning of the fiscal year in which such sale or disposition is to occur and that such Subsidiary shall not have contributed more than 10% of Operating Income for the three fiscal years then most recently ended, taken as one accounting period (or for such shorter period during which such stock was owned by the Borrower or a Subsidiary), unless such transaction shall be subject to, and in compliance with, Section 6.16 and further provided that, in any event, at the time of sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section 6.21).

        6.22. Subsidiary Guarantees. The Borrower will not permit any Subsidiary to create, assume or suffer to exist at any time any direct or indirect guaranty of the obligations of the Borrower under the Note Agreements.

        6.23. Issuance of Stock by Subsidiaries. The Borrower will not permit any Subsidiary, the assets of which constitute more than 10% of Consolidated Total Assets at the beginning of the fiscal year in which such issuance, sale or disposition is to occur or which has contributed more than 10% of Operating Income for any of the three fiscal years most recently ended, to issue, sell or dispose of any shares of its stock of any class except to the Borrower or another Subsidiary.

        6.24. Other Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any other Indebtedness which amendment or modification would change the date of a required principal payment (other than to extend such date), increase the interest rate or fees payable by the Borrower, or materially adversely affect the Borrower's ability to perform its obligations under the Loan Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay any Indebtedness under or pursuant to the Note Agreements or the notes issued thereunder unless the Borrower reduces the Aggregate Commitment ratably with the amount applied to such Indebtedness (determined according to the proportion the Aggregate Commitment bears to the sum of the Aggregate Commitment and the outstanding principal balance of Indebtedness under or pursuant to the Note Agreements or the notes issued thereunder). The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any other Indebtedness; provided, however, that nothing herein shall be deemed to prohibit the voluntary prepayment by the Borrower of any loans outstanding under short-term renewable lines of credit.

        6.25. Leverage Ratio. The Borrower will maintain as of the last day of each fiscal quarter a Leverage Ratio not greater than 4.0 to 1.0.

        6.26. Current Ratio. The Borrower will maintain at all times a ratio of Consolidated Current Assets to Consolidated Current Liabilities not less than 1.25 to 1.0.



                                 ARTICLE VII

                                  DEFAULTS


        The occurrence of any one or more of the following events shall constitute a Default:

        7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any facility fee or other obligations under any of the Loan Documents within five days after the same becomes due.

        7.3.    The breach by the Borrower of any of the terms or provisions of
Section 6.2,  6.9, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21,
6.22, 6.23, 6.24, 6.25, or  6.26.

        7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five days after the earlier to occur of (i) the date on which an officer of the Borrower who either is a member of senior management or has responsibilities in connection with monitoring compliance with this Agreement first has knowledge of such breach and (ii) the giving of written notice by the Agent or any Lender.

        7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $2,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity;
or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

        7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

        7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

        7.9. The Borrower or any of its Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10. An accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, shall exist with respect to any Plan (other than a Multiemployer Plan) which could reasonably be expected to have a Material Adverse Effect.

        7.11. The Borrower or any of its Subsidiaries shall incur a liability to the PBGC with respect to any Plan (other than a Multiemployer
Plan) which could reasonably be expected  to have a Material Adverse Effect.

        7.12. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

        7.13.   Any Change in Control shall occur.

        7.14. The representations and warranties set forth in "Section 5.15 Plan Assets; Prohibited Transactions" shall at any time not be true and correct.

        7.15. (a) Any Authorization necessary for the ownership or essential for the operation of any broadcasting operation of the Borrower or any Subsidiary shall be cancelled, revoked, terminated, rescinded, annulled, suspended or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed or set aside, and such action shall be no longer subject to further administrative or judicial review; or (b) the FCC shall have issued any hearing designation order in any non-comparative license renewal proceeding or any license revocation proceeding involving any license necessary for the ownership or essential for the operation of any broadcasting operation; or (c) in any comparative (multiple applicant) license renewal proceeding involving any license necessary for the ownership or essential for the operation of any broadcasting operation, any administrative law judge of the FCC (or successor to the functions of an administrative law judge of the FCC) shall have issued an initial decision to the effect that the Borrower or any Subsidiary lacks the qualifications to own or operate such broadcasting operation, and such initial decision shall not have been timely appealed or shall otherwise have become an order that is final and no longer subject to further administrative or judicial review, (provided, however, that none of the foregoing events described in clause (a), (b), or (c) of this Section 7.16 shall constitute a Default if, assuming the final and non-appealable loss by the Borrower or any Subsidiary of any such Authorization, such loss could not reasonably be expected to have a Material Adverse Effect; or (d) any broadcasting operation shall fail for any period of five consecutive calendar days to operate and such failure is not covered by business interruption insurance and the loss of revenue attributable to the particular broadcasting operation failing to so operate is material to the revenue stream of the Borrower and its Subsidiaries taken as a whole.



                                ARTICLE VIII

               ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


        8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

        If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

  (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

  (ii)   Reduce the percentage specified in the definition of Required Lenders.

  (iii) Increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

  (iv)   Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

        8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.



                                 ARTICLE IX

                             GENERAL PROVISIONS


        9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

        9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

        9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

        9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined by a court of competent jurisdiction in a final and non-appealable order to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

        9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

        9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        9.12. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.

        9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.



                                  ARTICLE X

                                  THE AGENT


        10.1. Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall have not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9- 105 of the Uniform Commercial Code and
(iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

        10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

        10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

        10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in
Article IV, except receipt of items required to be  delivered to the Agent;
(iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

        10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

        10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

        10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section
10.8 shall survive payment of the Obligations and termination of this Agreement.

        10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

        10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

        10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of
the Borrower and the Lenders, a successor Agent.   If the Agent has resigned
and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

        10.13. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated February 16, 1996, or as otherwise agreed from time to time.



                                 ARTICLE XI

                          SETOFF; RATABLE PAYMENTS


        11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

        11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.



                                 ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


        12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

        12.2.   Participations.

                12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

                12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall
                                   Page 43
        be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

        12.3.   Assignments.

                12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "E" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably
        withheld or delayed.   Each such assignment shall be in an amount not
        less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

                12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "E" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

        12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

        12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.3.



                                ARTICLE XIII

                                   NOTICES


        13.1. Notices. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof, or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, five days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

        13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.



                                 ARTICLE XIV

                                COUNTERPARTS


        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

                                 ARTICLE XV

        CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL


        15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

        15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

        IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                    PULITZER PUBLISHING COMPANY


                                    By:  /s/ Ronald H. Ridgway
                                        ------------------------------------
                                             Ronald H. Ridgway
                                             Senior Vice President - Finance

                                        900 North Tucker Boulevard
                                        St. Louis, Missouri  63101

                                    Attention: Senior Vice President - Finance
                                               -------------------------------

                                    Telecopier: (314) 340-3133


        Commitments


        $14,000,000                 THE FIRST NATIONAL BANK OF
                                     CHICAGO, Individually and as Agent


                                    By: /s/ Jeffrey A. Bakalar
                                        ------------------------------------
                                            Jeffrey A. Bakalar
                                            Vice President

                                        One First National Plaza
                                        Mail Suite 0629
                                        Chicago, Illinois  60670

                                    Attention:  Communications Division

                                    Telecopier: (312) 732-8587

        $12,000,000                 THE BOATMEN'S NATIONAL BANK OF
                                      ST. LOUIS


                                    By: /s/ Thomas C. Guyton
                                        ------------------------------------
                                            Thomas C. Guyton
                                            Vice President

                                        One Boatmen's Plaza
                                        800 Market Street
                                        St. Louis, Missouri 63166-0236

                                    Attention:

                                    Telecopier: (314) 466-7783


        $12,000,000                 COMMERCE BANK, N.A.


                                    By: /s/ John Thiebauth
                                        ------------------------------------
                                            John Thiebauth
                                            Executive Vice President

                                        8000 Forsyth
                                        Clayton, Missouri 63105

                                    Attention: John Thiebauth

                                    Telecopier: (314) 746-3650


        $12,000,000                 MERCANTILE BANK OF ST. LOUIS
                                    NATIONAL ASSOCIATION


                                    By: /s/ Gregory D. Knudsen
                                        ------------------------------------
                                            Greg Knudsen
                                            Vice President

                                        One Mercantile Tower, 12th Floor
                                        TRAM 12-3
                                        St. Louis, Missouri 63101

                                    Attention:

                                    Telecopier: (314) 425-3859

        ===========
        $50,000,000

                                 SCHEDULE "1"

                      SUBSIDIARIES AND OTHER INVESTMENTS
                         (See Sections 5.8 and 6.15)

            Investment                    Owned                   Amount of            Percent             Jurisdiction of
                In                          By                   Investment           Ownership              Organization
            ----------                    -----                  ----------           ---------            ---------------

SUBSIDIARIES/DIVISIONS:

St. Louis Post-Dispatch(1)          Pulitzer Publishing Co.                             100%                 St. Louis, MO
Star Publishing Co                  Pulitzer Publishing Co.                             100%                 Tucson, AZ
TNI Partners                        Star Publishing Co.                                  50%                 Tucson, AZ
Lerner Newspapers, Inc.             Pulitzer Publishing Co.                             100%                 St. Louis, MO
News Information, Inc.              Pulitzer Publishing Co.                             100%                 St. Louis, MO
Gateway Consumer Services           News Information, Inc.                               50%                 St. Louis, MO
SLH Venture                         News Information, Inc.                               50%                 St. Louis, MO
W.E.J. Investment Co.               Pulitzer Publishing Co.                             100%                 St. Louis, MO
Frank Popper Productions, Inc.      Pulitzer Publishing Co.                             100%                 St. Louis, MO
Pulitzer Technologies, Inc.         Pulitzer Publishing Co.                             100%                 St. Louis, MO
Sports Stats                        Pulitzer Technologies, Inc.                         100%                 St. Louis, MO
PostNet                             Pulitzer Technologies, Inc.                         100%                 St. Louis, MO
Pulitzer Broadcasting Co.           Pulitzer Publishing Co.                             100%                 St. Louis, MO
KETV-TV                             Pulitzer Broadcasting Co.                           100%                 Omaha, NE
KOAT-TV                             Pulitzer Broadcasting Co.                           100%                 Albuquerque, NM
WLKY-TV                             Pulitzer Broadcasting Co.                           100%                 Louisville, KY
WGAL-TV                             Pulitzer Broadcasting Co.                           100%                 Lancaster, PA
WYFF-TV                             Pulitzer Broadcasting Co.                           100%                 Greenville, SC
WXII-TV                             Pulitzer Broadcasting Co.                           100%                 Winston-Salem, NC
Phoenix Broadcasting Co.            Pulitzer Broadcasting Co.                           100%                 Phoenix, AZ
KTAR-AM                             Phoenix Broadcasting Co.                            100%                 Phoenix, AZ
KKLT-FM                             Phoenix Broadcasting Co.                            100%                 Phoenix, AZ
WESH-TV, Inc.                       Pulitzer Broadcasting Co.                           100%                 Orlando, FL
KCCI-TV, Inc.                       Pulitzer Broadcasting Co.                           100%                 Des Moines, IA
WDSU-TV, Inc.                       Pulitzer Broadcasting Co.                           100%                 New Orleans, LA
Pulitzer Ventures, Inc.             Pulitzer Publishing Co.                             100%                 St. Louis, MO
Pulitzer Ventures II, Inc.          Pulitzer Publishing Co.                             100%                 St. Louis, MO
Pulitzer Ventures, III, Inc.        Pulitzer Publishing Co.                             100%                 St. Louis, MO
Pulitzer Sports, Inc.               Pulitzer Broadcasting Co.                           100%                 St. Louis, MO
Pulitzer Sports II, Inc.            Pulitzer Publishing Co.                             100%                 St. Louis, MO

(1) Under an Agency Agreement, The Herald Company, Inc. has the contractual right to receive 50% of the profits of the St. Louis Post-Dispatch.

INVESTMENTS: (BALANCE AT JUNE 2, 1996)

Pulitzer Carrier Loans              St. Louis Post-Dispatch           $4,653.00         100%                 St. Louis, MO
Employee Loans                      St. Louis Post-Dispatch         $110,000.00         100%                 St. Louis, MO
Infoseek Corporation                Pulitzer Publishing Co.         $200,000.00         N/A                  St. Louis, MO
Southwestern Illinois
  Development Authority             Pulitzer Publishing Co.         $100,000.00         N/A                  St. Louis, MO
Civic Parking L.L.C.(2)             Pulitzer Publishing Co.       $5,000,000.00         N/A                  St. Louis, MO
St. Louis Equity Fund               Pulitzer Publishing Co.         $217,498.00         N/A                  St. Louis, MO
21st Century Communications(3)      Pulitzer Publishing Co.       $2,688,143.00      less than 5%            St. Louis, MO
RXL Pulitzer                        Pulitzer Ventures, Inc.       $3,145,234.00       33 1/3%                Seattle, WA
Heuris/Pulitzer                     Pulitzer Ventures II, Inc.      $198,144.00          50%                 St. Louis, MO
Knowledge Factory Partners          Pulitzer Ventures, III, Inc.    $125,044.00          50%                 Cambridge, MA
AZPB Limited Partnership(4)         Pulitzer Sports, Inc.         $1,750,000.00      less than 5%            St. Louis, MO

(2) Pulitzer Publishing Co. is obligated to lend up to an additional $750,000 to Civic Parking L.L.C. under certain circumstances.

(3) Pulitzer Publishing Co. is obligated to make additional capital contributions of up to $2,331,857 to 21st Century Communications.

(4) Pulitzer Sports, Inc. made an additional capital contribution of $1,750,000 on June 11, 1996 and is obligated to make an additional capital contribution of $1,500,000.

                                 SCHEDULE "2"

                            INDEBTEDNESS AND LIENS
                      (See Sections 5.14, 6.13 and 6.14)


Liens
- -----

None.

Existing Debt*
- -------------

                                                                     BALANCE AT
                                                                    JUNE 2, 1996
                                                                    ------------
Notes Payable:

  The Prudential Insurance Company of America:

  8.8% Senior Notes Due April 22, 1997                              $ 14,500,000


  The Prudential Insurance Company of America:

  6.76% Series A Notes Due August 1, 2001                             50,000,000
  7.22% Series B Notes Due August 1, 2005                             50,000,000

                  Balance at June 2, 1996                           $114,500,000
                                                                    ------------


                                                                     NEW DEBT AS
                                                                      OF 7/1/96
                                                                     -----------
  The Prudential Insurance Company of America:

  7.86% Senior Notes Due July 25, 2008                              $ 85,000,000


The Lending Institutions Party Hereto, as Lenders and The First National Bank of Chicago, as Agent:

  Term Note with Several Interest Rate Options                        50,000,000

                                                                     135,000,000
                                                                    ------------

                                                                    $249,500,000
                                                                    ============

- ------------------
* See also Schedule I for additional commitments

                                 SCHEDULE "3"

                                  LITIGATION
                              (See Section 5.7)




None.

                                 SCHEDULE "4"

                         TRANSACTIONS WITH AFFILIATES
                              (See Section 6.20)



1. Agreement, dated as of May 12, 1986, among The Pulitzer Publishing Company, Clement C. Moore, II, Gordon C. Weir, William E. Weir, Kenward G. Elmslie, Stephen E. Nash and Manufacturers Hanover Trust Company, as trustees under Indenture of Hope Ware Putnam, and Manufacturers Hanover Trust Company, trustee under trust for the benefit of Clement C. Moore, II.


2. Letter Agreement, dated September 29, 1986, among The Pulitzer Publishing Company, Trustee under Agreement dated December 24, 1976 made by David E. Moore, David E. Moore, Frederick D. Pulitzer, Michael E. Pulitzer, Jr., Robert S. Pulitzer, Joseph Pulitzer, IV, Joseph Pulitzer, Jr., Michael E. Pulitzer, Stephen E. Nash and Manufacturers Hanover Trust Company, as trustees, Kenward G. Elmslie, Gordon C. Weir, William E. Weir, James R. Weir, Peter W. Quesada, T. Ricardo Quesada, Elinor P. Hempelmann, The Moore Foundation, Inc., Mariemont Corporation, Z Press, Inc., and Clement C. Moore, II.


3. Letter Agreement, dated May 12, 1986, among The Pulitzer Publishing Company, Peter W. Quesada, T. Ricardo Quesada, Kate Davis Pulitzer Quesada and Elinor P. Hempelmann.


4. Agreement, dated as of September 29, 1986, among The Pulitzer Publishing Company, Peter W. Quesada, T. Ricardo Quesada, Kate Davis Pulitzer Quesada and Elinor P. Hempelmann.



5. The Registration Rights Agreement dated as of October 24, 1986, by and among The Pulitzer Publishing Company, Joseph Pulitzer, Jr., Michael E. Pulitzer, David E. Moore and A. Rick D'Arcangelo, Trustee under Agreement dated December 24, 1976 by David E. Moore.